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                                                                    Exhibit 99.3
                                                                    ------------

                          Consent of Piper Jaffray Inc.

         We hereby consent to the use of our name in the Joint Proxy Statement/Prospectus of Davox Corporation and AnswerSoft, Inc. forming part of the Registration Statement on Form S-4 of Davox Corporation and to the inclusion of our opinion as Annex C of such Joint Proxy Statement/Prospectus.

         In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.


/s/ Piper Jaffray Inc.

Piper Jaffray Inc.
Minneapolis, Minnesota

April 1, 1998